IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761

                                 (563) 263-4221

For more information contact:

D. Scott Ingstad, Chairman, President and CEO (563-262-4202)
Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer & Treasurer (563-262-4216)

                                  PRESS RELEASE

         FOR RELEASE April 22, 2004, at 11:00 a.m. Central Standard Time


               Iowa First Bancshares Corp. Reports First Quarter
                     Financial Results and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported operating results for the three month period ended March 31, 2004. Consolidated net income for the quarter totaled $823,000 or $.58 per share. This compared to $617,000 or $.43 per share for the same period last year. The fifteen cent or 34.9% improvement in earnings per share was attributable to increased net interest income, lower provision for loan losses, higher noninterest income, as well as reduced operating expenses. The Company's annualized return on average assets and return on average equity for the quarter ended March 31, 2004 was .89% and 13.0%, respectively.

During the first quarter of 2004 compared to the first three months of 2003, net interest income increased $66,000 (2.4%), and provision for loan losses decreased by a significant $200,000 (54.1%). Furthermore, noninterest income was raised by $45,000 (7.0%), and operating expense decreased $29,000 (1.3%). The net interest margin increased during the first quarter of 2004 to 3.40%, compared to 3.22% during the first quarter of the prior year.

Total assets grew $15.4 million (4.1%), and total deposits increased $15.8 million (5.7%) during the first quarter of 2004. Gross loans outstanding at March 31, 2004, increased $2.9 million (1.1%), compared to December 31, 2003. Additionally, nearly $3.0 million of loans also were sold into the secondary market during the quarter. The allowance for loan losses totaled $3.2 million at March 31, 2004, or 1.2% of gross loans outstanding.

The Company has, during the first three months of 2004, repurchased for the treasury 11,643 shares or 0.8% of the total common shares outstanding as of the prior year end. The Company plans to continue repurchasing shares of its common stock as they become available. Such share repurchases are possible due to the strong capital base and sufficient cash flow of Iowa First Bancshares Corp.

The board of directors declared a $.2425 per share cash dividend to be paid to shareholders of record March 30, 2004. This dividend will be paid on April 27, 2004 and results in an annualized yield of 3.33% on the December 31, 2003 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2003 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

                                 For the Quarter               For the Quarter
                                     Ended                         Ended
                                 March 31, 2004                March 31, 2003
                                 ---------------               ---------------

Net Interest Income                  $ 2,847                      $ 2,781
Provision for Loan Losses                170                          370
Noninterest Income,
  including securities gains             692                          647

Operating Expense                      2,171                        2,200
Net Income After Income Taxes            823                          617

Net Income Per Common Share,
   Basic and Diluted                 $  0.58                    $    0.43


                                 As of              As of              As of
                            March 31, 2004    December 31, 2003   March 31, 2003
                            --------------    -----------------   --------------
Gross Loans                 $  273,004          $  270,105          $  274,020
Total Assets                   387,817             372,414             400,184
Total Deposits                 293,411             277,576             292,297
Tier 1 Capital                  31,337              31,195              29,786

Return on Average Equity         13.0%               12.9%                10.1%
Return on Average Assets          .89%                .83%                 .65%
Net Interest Margin
  (tax equivalent)               3.40%               3.22%                3.22%
Allowance as a Percent

  of Total Loans                 1.18%               1.18%                1.21%